Exhibit 4.2

THE PRICELINE GROUP INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 2.02 AND 10.04 OF THE INDENTURE

May 23, 2016

Daniel J. Finnegan and Peter J. Millones do hereby certify that they are the Chief Financial Officer, and the Executive Vice President, General Counsel and Secretary, respectively, of The Priceline Group Inc., a Delaware corporation (the “Company”), and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on November 4, 2015 and the pricing committee of the Board of Directors of the Company on May 16, 2016 (together, the “Resolutions”), and in accordance with Sections 2.02 and 10.04 of the Indenture (the “Indenture”) dated as of September 23, 2014 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as follows:

1. Attached hereto as Annex A is a true and correct copy of a specimen note (the “Form of Note”) representing the Company’s 3.600% Senior Notes Due 2026 (the “Notes”). The Notes are a separate Series of Securities under the Indenture.

The Company is initially issuing $1,000,000,000 in aggregate principal amount of the Notes. The Company may, without the consent of the Holders, issue additional Securities under the Indenture in the future with the same terms and with the same CUSIP number as the Notes in an unlimited aggregate principal amount; provided that if any such additional Securities are not fungible with the Notes for U.S. federal income tax purposes, such additional Securities will have a separate CUSIP number.

2. The Form of Note sets forth certain of the terms required to be set forth in this Officers’ Certificate pursuant to Section 2.02 of the Indenture, and said terms are incorporated herein by reference. The Notes were offered at an initial public offering price of 99.807% of the principal amount thereof.

3. Deutsche Bank Trust Company Americas shall be the Trustee under the Indenture, Paying Agent for the Notes, the authenticating agent, Registrar and transfer agent for the Notes.

4. For purposes of determining compliance with the payment provisions included in Sections 3.05 and 4.01 of the Indenture, the Company shall deposit money sufficient to pay principal, interest, redemption prices and accrued interest prior to 11:00 a.m. (New York City time) on the day prior to such payment.

5. In addition to the covenants set forth in Article IV of the Indenture, the Notes shall include the following additional covenants, and such additional covenants and the additional Event of Default referred to in Section 6 below shall be subject to Covenant Defeasance pursuant to Section 8.03 of the Indenture:

“Section 4.06 Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing Indebtedness (the “Initial Lien”) on any of its properties or assets whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) are secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the Notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently with any such creation, assumption, incurrence or guarantee, the sum of (a) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens other than Permitted Liens and (b) the Attributable Debt associated with all Sale/Leaseback Transactions of the Company and its Restricted Subsidiaries permitted by the last paragraph under Section 4.07, does not at such time exceed the greater of (i) 20% of the Consolidated Net Tangible Assets of the Company measured at the date of incurrence of the Lien and (ii) $2.0 billion.

Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien.

Section 4.07 Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(a) the Company or such Restricted Subsidiary would be entitled to create a Lien on such property securing the Attributable Debt associated with such Sale/Leaseback Transaction without equally and ratably securing the Notes pursuant to Section 4.06;

(b) the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by the Company’s Board of Directors, and the proceeds are applied within 365 days of the effective date of the Sale/Leaseback Transaction to the purchase, construction, development or acquisition of assets or to the repayment of any Indebtedness of the Company that ranks equally with the Notes or any Indebtedness of one or more Restricted Subsidiaries; provided that the amount required to be applied to the repayment of any such Indebtedness pursuant to this clause (b) shall be reduced by the principal amount of any Notes delivered within 365 days after such sale to the Trustee for retirement and cancellation;

(c) such transaction was entered into prior to the Issue Date;

(d) such transaction involves a lease for not more than three years (or which may be terminated by the Company or a Restricted Subsidiary within a period of not more than three years);

(e) such transaction was for the sale and lease between only the Company and a Subsidiary of the Company or only between Subsidiaries of the Company; or

(f) such transaction involves a sale and lease of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Notwithstanding the restrictions outlined in the preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to enter into Sale/Leaseback Transactions without complying with the requirements of the preceding paragraph if, after giving effect thereto, the aggregate amount of all Attributable Debt associated with Sale/Leaseback Transactions not otherwise permitted by the preceding paragraph that is outstanding at such time, together with the aggregate amount of all outstanding Indebtedness secured by Liens permitted under the second paragraph of Section 4.06, does not exceed the greater of (i) 20% of the Consolidated Net Tangible Assets of the Company measured at the date of the Sale/Leaseback Transaction and (ii) $2.0 billion.”

6. In addition to the Events of Default set forth in Section 6.01 of the Indenture, the Notes shall include the following additional Event of Default, which shall be deemed an Event of Default under Section 6.01(7) of the Indenture:

“default by the Company or any majority owned Subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $75 million in the aggregate of the Company and/or any Subsidiary, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such Subsidiary.”

7. For purposes of this Series, the first paragraph of Section 9.02 of the Indenture shall be amended and restated as follows:

“Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the Holders of at least a majority in principal amount of the Securities of all Series under the Indenture then outstanding and affected by such amendment, voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities). Without the consent of each Holder of an outstanding Security affected, however, no amendment may, among other things:”

8. For purposes of determining the principal amount of a Security of any Series issued under the Indenture denominated in a currency other than U.S. dollars, such principal amount shall be the U.S. dollar equivalent, as determined by the Company by reference to the noon buying rate in The City of New York for cable transfers for such currency, as such rate is certified for customs purposes by the Federal Reserve Bank of New York on the date of original issuance of such Security, of the principal amount of such Security.

9.  Section 8.04(4) of the Indenture shall be amended to include the following condition to Legal or Covenant Defeasance of the Notes:

“(c) at any time period ending on the 123rd day after the date of such deposit (other than a Default or Event of Default with respect to that Series of Securities resulting from the borrowing of funds to be applied to such deposit);”

10.  For purposes of determining compliance with the conditions to Legal or Covenant Defeasance of the Notes, Section 8.04(6) of the Indenture shall be amended and restated to replace the reference to the “91st day” with the “123rd day”.

11. In addition to the definitions set forth in Article I of the Indenture, the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the implicit interest factor determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights.  In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming the Notes matured on March 1, 2026) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on March 1, 2026).

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its Subsidiaries, determined on a consolidated basis, after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, in each case as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q filed or any amendment thereto pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared by the Company in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b) statements and pronouncements of the Financial Accounting Standards Board;

(c) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Hedging Obligations” means:

(a) interest rate swap agreements and other agreements designed to hedge or reduce the risk of interest rate fluctuations; and

(b) agreements or arrangements designed to hedge or reduce the risk of fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any Person on any date of determination: the principal in respect of (A) indebtedness of such Person for money borrowed, including, without limitation, indebtedness for money borrowed evidenced by notes, debentures, bonds or other similar instruments and (B) all guarantees in respect of such indebtedness of another Person (it being understood, however, that indebtedness for money borrowed shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business). For the avoidance of doubt, Hedging Obligations are not Indebtedness.

“Issue Date” means May 23, 2016, the date on which the Notes were originally issued.

“Lien” means any mortgage or deed of trust, charge, pledge, lien, privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other similar encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Liens” means, with respect to any Person:

(a) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(b) Liens existing on the Issue Date;

(c) Liens on assets (including shares of Capital Stock) of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other categories of assets owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(d) Liens on assets at the time such Person or any of its Subsidiaries acquires the assets, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such assets); provided, however, that the Liens may not extend to any other categories of assets owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(e) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or to another Restricted Subsidiary of such Person;

(f) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(g) Liens incurred to secure cash management services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h) Liens created to secure the Notes and Liens in favor of the Trustee granted in accordance with the Indenture;

(i) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, including Liens or trade letters of credit in favor of any governmental entity, including the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of any such entity, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(j) Liens on the Capital Stock of a Subsidiary that is not a Restricted Subsidiary;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements; and

(l) any extensions, renewals or replacements of any Lien referred to in clauses (a) through (k) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees, premiums or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (a) through (k) shall not extend to or cover any property of the Company or any of its Restricted Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by us.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Reference Treasury Dealers” means each of (i) Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC or an Affiliate or successor thereof, unless any such entity ceases to be a primary

U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Restricted Subsidiary” means any Subsidiary other than:

(a) any Subsidiary primarily engaged in financing receivables or in the finance business; or

(b) any Subsidiary that is not a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

12. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

13. Attached hereto as Annex B is a true and correct copy of each of the Resolutions, which are in full force and effect on the date hereof.

14. The Notes shall be issued as registered Global Securities (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture) and The Depository Trust Company and its participants, including Euroclear Bank SA/NV and Clearstream Banking, societe anonyme shall be Depository for the Notes.

15. Attached hereto as Annex C is a true and correct copy of the letter addressed to the Trustee entitling the Trustee to rely on certain paragraphs of the Opinion of Counsel attached thereto, which Opinion relates to the Notes and is delivered in compliance with Section 10.04(2) of the Indenture.

16. Each of the undersigned has reviewed the provisions of the Indenture, including the covenants and conditions precedent pertaining to the authentication and issuance of the Notes.

17. In connection with this Officers’ Certificate each of the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

18. I, Daniel J. Finnegan and I, Peter J. Millones, have made such examination and investigation as is necessary to enable me to express an informed opinion as to whether or not such covenants and conditions precedent of the Indenture pertaining to the authentication and issuance of the Notes have been satisfied.

19. In each of our respective opinions all of the covenants and conditions precedent provided for in the Indenture for the authentication and issuance of the Notes have been satisfied.

Terms used herein that are not otherwise defined but that are defined in the Indenture or the Notes shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned officers has executed this Officers’ Certificate as of the date first written above.

THE PRICELINE GROUP INC.

/s/ Daniel J. Finnegan
Daniel J. Finnegan
Chief Financial Officer

/s/ Peter J. Millones
Peter J. Millones
Executive Vice President, General Counsel and Secretary

ANNEX A

[FACE OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 9.05 OF THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).

THE PRICELINE GROUP INC.

3.600% SENIOR NOTES DUE 2026

No. [•]

$500,000,000

ISIN US741503AZ91

CUSIP 741503 AZ9

THE PRICELINE GROUP INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum as set forth in the attached Schedule of Increases and Decreases, at the office or agency of the Company in the Borough of Manhattan, The City and State of New York, or any other office or agency designated by the Company for that purpose, semi-annually in arrears on June 1 and December 1 of each year, in U.S. dollars, commencing on December 1, 2016, on said principal sum at said office or agency, in like coin or currency, at the rate of 3.600% per annum. Interest on the Notes (as defined on the reverse hereof) will accrue from the most recent date from which interest has been paid, or if no interest has been paid, from May 23, 2016, until payment of said principal sum has been made or duly provided for. The interest so payable on June 1 and December 1 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the May 15 and November 15, preceding such June 1 and December 1, respectively, unless the Company shall default in the payment of interest due on such interest payment date, in which case such defaulted interest, at the option of the Company, may be paid to the person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest established by notice to the registered Holders of Notes not less than thirty days preceding such special record date or may be paid in any other lawful manner.  Interest on this Note will be calculated on the basis of a 360 day year comprised of twelve 30 day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term ‘‘business day’’ means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York are authorized or required by law or executive order to close.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company, by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated:

THE PRICELINE GROUP INC.

By:
Name:
Title:

This is one of the Notes designated therein referred to in the within mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:

Authorized Signatory

By:

Authorized Signatory

[REVERSE OF NOTE]

1.                                      Notes.

This Note is one of a duly authorized issue of senior Notes of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Officers’ Certificate of the Company, dated as of May 23, 2016 (the “Officers’ Certificate”), pursuant to the Indenture dated as of September 23, 2014 (the “Indenture” and, together with the Officer’s Certificate, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as “3.600% Senior Notes due 2026,” issued in an initial aggregate principal amount of $1,000,000,000. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.                                      No Sinking Fund.

The Notes will not be entitled to the benefit of any sinking fund.

3.                                      Optional Redemption.

(a) At the Company’s option, the Notes may be redeemed in whole or in part on or after March 1, 2026 (the “Par Call Date”), at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

(b) At the Company’s option, the Notes may be redeemed prior to the Par Call Date, in whole or in part, at any time. If the Company elects to redeem the Notes prior to the Par Call Date, the Company will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date: (1) 100% of the aggregate principal amount of the Notes to be redeemed and (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon redeemed that would have been payable in respect of such Notes calculated as if the maturity date of such Notes was the Par Call Date, not including any portion of the payments of interest accrued to the date of redemption, discounted to such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus 30 basis points.  Neither the Trustee nor the Paying Agent shall have any responsibility for calculating the redemption price.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable

Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury price for such redemption date.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes being redeemed (assuming the Notes matured on March 1, 2026) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on March 1, 2026).

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by the Company.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Reference Treasury Dealers” means each of (i) Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC or an Affiliate or successor thereof, unless any such entity ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by the Company.

4.                                      Selection and Notice of Redemption.

(a)                                 If less than all of the Notes are to be redeemed, in the case of certificated Notes, the Trustee will select Notes for redemption pro rata or by lot, or by a method that complies with applicable depositary requirements. In the case of global Notes, the Depositary in coordination with the Paying Agent may select global Notes for redemption pursuant to its applicable procedures. The Trustee, in the case of certificated Notes shall select Notes and portions of Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof. The Depositary, in connection with the Paying Agent, in the case of global Notes, shall select Notes and portions of Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                                 Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional.

5.                                      Acceleration Upon Event of Default.

(a)  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

(b)  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all Notes waive any existing Default and its consequences under the Indenture except (i) a continuing Default in the payment of interest on, or the principal of, the Notes (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration), (ii) a Default arising from the failure to redeem the Notes when required pursuant to the Indenture or (iii) a Default in respect of a provision that under Section 9.02 of the Indenture cannot be amended without the consent of each Holder of the Notes.

(c)  The Indenture provides that if a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each Fiscal Year, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. The Company is also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto (provided that, solely with respect to an Event of Default arising from certain events of bankruptcy or insolvency, no such status or description of action is required).

6.                                      Amendment and Modification.

The Indenture permits, with certain exceptions as therein provided, the amendment of the Notes or the Indenture and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities of all Series under the Indenture then oustanding and affected by such amendment, voting as a single class.

7.                                      No Impairment of Obligation to Pay or Right to Convert.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8.                                      Transfer and Exchange.

As provided in the Indenture and subject to certain limitations set forth therein, the Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar will register the transfer as requested if the requirements of the Indenture are satisfied. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the requirements of the Indenture are met. To permit registration of transfers and exchanges, the Company will execute and the Trustee will authenticate Notes at the Registrar’s request.

9.                                      No Service Charge.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment by the Holder of a sum sufficient to pay all taxes, assessments or other governmental charges in connection therewith.

10.                               Treatment as Owner.

The registered Holder of a Note will be treated as the owner of it for all purposes.

11.                               Payment of Interest.

For Notes in definitive form, interest on such Notes will be payable (i) to Holders holding an aggregate principal amount of Notes of $1.0 million or less, by check mailed to the Holders of those Notes and (ii) to Holders holding an aggregate principal amount of Notes more than $1.0 million, either by check mailed to each Holder or, upon application by a Holder to the Registrar not later than the relevant record date, by wire transfer in immediately available funds to that Holder’s account, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

The Company shall pay the principal of and interest on Notes in global form registered in the name of or held by Cede & Co. or its respective nominees in immediately available funds to Cede & Co. or its respective nominees, as the case may be, as the registered Holder of such global Notes.

12.                               No Liability.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

13.                               Governing Law.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Note is $500,000,000.  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian